Exhibit 99.1

Media inquiries: Jeff S. Hull Matson, Inc. 510.628.4534 jhull@matson.com	Investor inquiries: Phyllis Proffer Matson, Inc. 510.628.4021 pproffer@matson.com

FOR IMMEDIATE RELEASE

Matson, Inc. Announces Second Quarter 2012 Financial Results

•      Operating Income increased 11.3% to $32.5 million

•      Consolidated Revenue of $394.2 million was up 4.5%

•      Income from Continuing Operations of $0.36 per diluted share

•      Net Income of $0.18 per diluted share

•      Matson separates from parent and becomes stand-alone company

HONOLULU, Hawaii (August 2, 2012) — Matson, Inc. (NYSE: MATX), a premier ocean transportation and logistics company, today reported net income for the second quarter ended June 30, 2012 of $7.8 million, or $0.18 per diluted share.  Net income for the second quarter ended June 30, 2011 was $18.7 million, or $0.44 per diluted share.  Net income for the second quarter of 2012 was negatively impacted by $4.8 million of after-tax separation costs, a high effective tax rate for the quarter of 50.0 percent due to separation items, and a net loss from discontinued operations of $7.5 million.  Total consolidated revenue of $394.2 million for the second quarter ended June 30, 2012 was 4.5 percent higher than the $377.4 million of revenue generated during the second quarter last year.

Operating income increased 11.3 percent to $32.5 million for the second quarter ended June 30, 2012 compared with $29.2 million last year.  Operating income for the second quarter of 2012 was negatively impacted by separation costs of $5.8 million.

Income from continuing operations for the second quarter ended June 30, 2012 was $15.3 million, or $0.36 per diluted share, compared with $17.7 million, or $0.42 per diluted share, last year.  Income from continuing operations for the second quarter of 2012 was negatively impacted by separation costs of $4.8 million after-tax and a significantly higher tax rate compared with the second quarter last year due to the separation.

The financial results for the second quarter and first six months of 2012 reflect Matson’s separation from its former parent corporation, Alexander & Baldwin, Inc. (“A&B”), on June 29, 2012. The separation of Matson from A&B was originally announced on December 1, 2011. Due to the structure of the separation transaction, A&B’s non-Matson operations have been included in Matson’s financial statements as discontinued operations.

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Commenting on the quarter, President and Chief Executive Officer Matt Cox said, “While we are reporting improved operating income for the second quarter compared with last year, the financial performance of our businesses continues to be mixed with weaker Hawaii freight volume more than offset by improved volume in Guam and improved freight rates in China.

“Our volume in the Hawaii trade lane remains suppressed in part due to ongoing weakness in construction activity.  However, we are benefitting from increased volume in the Guam trade lane resulting from the exit of a major competitor in late 2011 and improved rates for our premium niche service in the China trade lane. The financial performance of our wholly-owned subsidiary, Matson Logistics, is beginning to improve but continues to perform below 2011 levels due primarily to our Northern California warehousing business,” Cox said.

During the quarter, Matson executed a new $375 million five-year unsecured revolving credit facility with a syndicate of banks and raised $170 million of new long-term privately placed debt with a weighted average coupon of 3.97 percent and a weighted average duration of 9.3 years.  Matson’s total outstanding debt at the end of the second quarter was $372.8 million. As previously announced, Matson’s Board of Directors declared a cash dividend of $0.15 per share payable on September 6, 2012 to shareholders of record on August 2, 2012.  Capital expenditures for the first half of 2012 were $17.5 million.

Discontinued Operations

Matson, Inc. does not beneficially own any shares of A&B’s common stock and will not consolidate A&B’s financial results for the purpose of its financial reporting. For prior periods, including the second quarter of 2012, the historical financial results of A&B will be reflected in Matson’s consolidated financial statements as discontinued operations.

Matson terminated its second China-Long Beach Express service (CLX2) in the third quarter of 2011, and those results are also included in discontinued operations.

Matson reported a $7.5 million loss from discontinued operations, or a loss of $0.18 per diluted share, for the second quarter ended June 30, 2012 compared with income from discontinued operations of $1.0 million, or $0.02 per diluted share, in the second quarter ended June 30, 2011.  The loss from discontinued operations for the six months ended June 30, 2012 was $6.1 million, or a loss of $0.15 per diluted share, compared with income from discontinued operations of $3.2 million, or $0.07 per diluted share, for the same time period last year.

Separation Costs

The costs related to the separation from A&B during the second quarter ended June 30, 2012 were $5.8 million pre-tax or $4.8 million after-tax.  The costs related to separation for the six months ended June 30, 2012 were $8.3 million pre-tax or $6.9 million after-tax.  Separation costs were primarily related to legal, professional, audit and registration fees.

Tax Rate

Matson’s 50.0 percent tax rate in the second quarter and 50.1 percent in the first half of 2012 were higher than its previous estimated effective tax rate of 38.8 percent primarily due to certain separation-related transaction costs incurred for which Matson recorded no tax benefit and the re-measurement of uncertain tax provisions as required by the separation transaction.  The Company expects its effective tax rate to be approximately 38.5 percent in the third and fourth quarters of 2012.

SECOND QUARTER

Net Income

Net income for the second quarter ended June 30, 2012 was $7.8 million, or $0.18 per diluted share, including $4.8 million of after-tax costs related to the separation from A&B.  Net income for the second quarter ended June 30, 2011 was $18.7 million, or $0.44 per diluted share.

Revenue

Total consolidated revenue of $394.2 million for the second quarter ended June 30, 2012 was 4.5 percent higher than the $377.4 million reported for the second quarter ended June 30, 2011 as a result of revenue growth in ocean transportation.

Segment Information

Ocean Transportation — Second Quarter of 2012 compared with 2011

	Quarter Ended June 30
(Dollars in millions)	2012	2011	Change
Revenue	$299.5	$274.3	9.2%
Operating profit	$31.2	$27.1	15.1%
Operating profit margin	10.4%	9.9%
Volume (units)*
Hawaii containers	33,900	35,600	-4.8%
Hawaii automobiles	20,900	23,700	-11.8%
China containers	15,200	14,900	2.0%
Guam containers	6,100	3,400	79.4%

* Container volumes included for the period are based on the voyage departure date, but revenue and operating profit are adjusted to reflect the percentage of revenue and operating profit earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

Ocean transportation generated a revenue increase of 9.2 percent in the second quarter ended June 30, 2012 compared with last year, primarily due to increased volume in the Guam trade lane resulting from the exit of a major competitor and improved freight rates in the China trade lane, partially offset by reduced volume in the Hawaii trade.  In addition, there was an increase in fuel surcharges resulting from higher fuel costs. The Company expects another carrier to enter the Guam trade lane eventually, which will negatively impact the Company’s volume of business in that trade lane.

The operating profit of ocean transportation was $31.2 million, or 10.4 percent of revenue, which represents a 15.1 percent increase over last year despite the negative impact of $5.8 million of separation costs.  The operating profit for the second quarter last year was $27.1 million, or 9.9 percent of revenue.  The increase in the operating profit margin was primarily attributable to higher volume in the Guam trade lane and increased rates in the China trade lane, offset partially by lower volume in the Hawaii trade lane.

The SSAT joint venture with SSA Ventures, a subsidiary of Carrix, Inc., contributed $1.6 million to the operating profit of ocean transportation during the second quarter ended June 30, 2012 compared with $2.8 million reported for the same period last year.  The decline is primarily due to lower container lift volume.

Matson Logistics — Second Quarter of 2012 compared with 2011

	Quarter Ended June 30
(Dollars in millions)	2012	2011	Change
Intermodal revenue	$59.2	$63.5	-6.8%
Highway revenue	35.5	39.6	-10.4%
Total Revenue	$94.7	$103.1	-8.1%
Operating profit	$1.3	$2.1	-38.1%
Operating profit margin	1.4%	2.0%

The revenue for Matson Logistics, a wholly-owned subsidiary, decreased 8.1 percent in the second quarter ended June 30, 2012 compared with last year, primarily due to a decrease in highway, warehousing and international intermodal volumes, which were partially offset by an increase in domestic intermodal volume.  The decline in international intermodal volume was primarily due to the discontinuation of CLX2 and the loss of a major ocean carrier customer.

Matson Logistics’ operating profit for the second quarter was $1.3 million, or 1.4 percent of revenue, compared with $2.1 million, or 2.0 percent of revenue last year.  The decline in the operating profit margin was primarily due to lower profitability of the warehouse business resulting from the Northern California operations as well as lower revenue in the highway and international intermodal businesses.

FIRST SIX MONTHS

Net Income

Net income for the six months ended June 30, 2012 was $11.2 million, or $0.26 per diluted share, including $6.9 million of after-tax costs related to the separation from A&B.  Net income for the six months ended June 30, 2011 was $23.9 million, or $0.57 per diluted share.

Revenue

Total consolidated revenue of $760.3 million for the six months ended June 30, 2012 was 7.5 percent higher than the $707.1 million reported in the comparable period last year as a result of revenue growth in the ocean transportation business.

Segment Information

Ocean Transportation — First Half 2012 compared with First Half 2011

	First Six Months Ended June 30
(Dollars in millions)	2012	2011	Change
Revenue	$579.0	$512.7	12.9%
Operating profit	$37.0	$32.3	14.6%
Operating profit margin	6.4%	6.3%
Volume (units)*
Hawaii containers	66,400	69,600	-4.6%
Hawaii automobiles	37,800	41,600	-9.1%
China containers	28,900	27,800	4.0%
Guam containers	12,500	6,700	86.6%

* Container volumes included for the period are based on the voyage departure date, but revenue and operating profit are adjusted to reflect the percentage of revenue and operating profit earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

Ocean transportation generated a revenue increase of 12.9 percent during the six months ended June 30, 2012 compared with last year, primarily due to higher fuel surcharges resulting from higher fuel prices, increased volume in the Guam trade lane resulting from the exit of a major competitor and increased volume and freight rates in the China trade lane, which were partially offset by reduced volume in the Hawaii trade.

The operating profit for ocean transportation for the six months ended June 30, 2012 was $37.0 million, or 6.4 percent of revenue, an increase of 14.6 percent despite the negative impact of $8.3 million of separation costs.  The operating profit for the same period last year was $32.3 million, or 6.3 percent of revenue.  The increase in the operating profit margin was primarily attributable to higher volume in the Guam trade lane and increased volume as well as increased rates in the China trade lane, offset partially by lower volume in the Hawaii trade lane.

The SSAT joint venture with SSA Ventures, a subsidiary of Carrix, Inc., contributed $2.4 million to the operating profit of ocean transportation during the first six months of 2012 compared with $4.0 million for the same period last year.  The decline is primarily due to lower container lift volume.

Matson Logistics — First Half 2012 compared with 2011

	Fist Six Months Ended June 30
(Dollars in millions)	2012	2011	Change
Intermodal revenue	$111.8	$117.4	-4.8%
Highway revenue	69.5	77.0	-9.7%
Total Revenue	$181.3	$194.4	-6.7%
Operating profit	$1.6	$3.6	-55.6%
Operating profit margin	0.9%	1.9%

The revenue for Matson Logistics, a wholly-owned subsidiary, decreased 6.7 percent during the six months ended June 30, 2012 compared with last year, primarily due to a decrease in highway, warehousing and international intermodal volumes, which were partially offset by an increase in domestic intermodal volume.  The decline in international intermodal volume was primarily due to the discontinuation of CLX2 and the loss of a major ocean carrier customer.

Matson Logistics’ operating profit for the six months ended June 30, 2012 was $1.6 million, or 0.9 percent of revenue, compared with $3.6 million, or 1.9 percent of revenue last year.  The decline in the operating profit margin was primarily due to lower profitability of the warehouse business resulting from the Northern California operations as well as lower revenue in the highway and international intermodal businesses.

TELECONFERENCE AND WEBCAST

Matson, Inc. has scheduled a conference call at 4:30 p.m. EDT/1:30 p.m. PDT/10:30 a.m. HST today to discuss its second quarter performance. The call will be broadcast live on the Company’s Web Site at www.matson.com; Investor Relations.  A replay of the conference call will be available approximately two hours after the call and available until 6:30 p.m. EDT on Thursday, August 16, 2012 by dialing 412-317-0088 or toll free 877-344-7529 and using the conference number 10016682 followed by the # sign. The audio Webcast of the conference call will also be archived for one full quarter on the Company’s Web Site on the Events and Presentation page under Investor Relations.

FORWARD-LOOKING STATEMENTS

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to United States, global or regional economic conditions; new or increased competition; fuel prices and our ability to collect fuel surcharges; our relationship with vendors, customers and partners and changes in related agreements; the timing of the entry of a competitor in the Guam trade lane; conditions in the financial markets; changes in our credit profile and our future financial performance; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; and the occurrence of marine accidents, poor weather or natural disasters. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our predecessor’s (Alexander & Baldwin, Inc.) Annual Report on Form 10-K and our predecessor’s and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

ABOUT THE COMPANY

Founded in 1882, Matson is one of the leading U.S. carriers in the Pacific. Matson provides a vital lifeline to the island economies of Hawaii, Guam and Micronesia and premium, expedited service from China to Southern California. The Company’s fleet of 17 vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage and warehousing. Additional information about Matson, Inc. is available at www.Matson.com.

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MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(In millions, except per-share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating Revenue:
Ocean transportation	299.5	274.3	579.0	512.7
Logistic services	94.7	103.1	181.3	194.4
Total operating revenue	$394.2	$377.4	$760.3	$707.1

Costs and Expenses:
Operating costs	329.0	323.0	659.0	619.1
Equity in income of terminal joint venture	(1.6)	(2.8)	(2.4)	(4.0)
Selling, general and administrative	28.5	28.0	56.8	56.1
Separation costs	5.8	—	8.3	—
Operating costs and expenses	361.7	348.2	721.7	671.2

Operating Income	32.5	29.2	38.6	35.9

Interest expense	(1.9)	(1.9)	(3.9)	(3.8)
Income Before Taxes	30.6	27.3	34.7	32.1
Income tax expense	15.3	9.6	17.4	11.4
Income From Continuing Operations	15.3	17.7	17.3	20.7
Income (Loss) From Discontinued Operations (net of income taxes)	(7.5)	1.0	(6.1)	3.2
Net Income	$7.8	$18.7	$11.2	$23.9

Basic Earnings Per Share:
Continuing operations	$0.36	$0.42	$0.41	$0.50
Discontinued operations	(0.18)	0.03	(0.14)	0.07
Net income	$0.18	$0.45	$0.27	$0.57

Diluted Earnings Per Share:
Continuing operations	$0.36	$0.42	$0.41	$0.50
Discontinued operations	(0.18)	0.02	(0.15)	0.07
Net income	$0.18	$0.44	$0.26	$0.57

Weighted Average Number of Shares Outstanding:
Basic	42.3	41.7	42.1	41.6
Diluted	42.8	42.2	42.5	42.0

Cash Dividends Per Share	$0.315	$0.315	$0.63	$0.63

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In millions) (Unaudited)

	June 30,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$35.5	$9.8
Accounts and notes receivable, net	170.6	167.7
Inventories	4.4	4.2
Deferred income taxes	1.4	1.3
Prepaid expenses and other assets	24.9	27.2
Current assets related to A&B discontinued operations	—	64.8
Total current assets	236.8	275.0
Investments in Affiliate	58.7	56.5
Property, at cost	1,771.3	1,760.7
Less accumulated depreciation and amortization	(988.3)	(960.2)
Property — net	783.0	800.5
Other Assets	111.0	95.2
Long term assets related to A&B discontinued operations	—	1,317.1
Total	$1,189.5	$2,544.3
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Notes payable and current portion of long-term debt	$28.4	$17.5
Accounts payable	130.2	135.5
Payroll and vacation benefits	15.1	16.0
Uninsured claims	7.1	6.6
Due to affiliate	—	2.2
Accrued and other liabilities	26.9	13.8
Current liabilities related to A&B discontinued operations	—	87.1
Total current liabilities	207.7	278.7
Long-term Liabilities:
Long-term debt	344.4	180.1
Deferred income taxes	252.0	255.1
Employee benefit plans	105.1	113.0
Due to affiliate	—	0.5
Uninsured claims and other liabilities	33.0	24.3
Long term liabilities related to A&B discontinued operations	—	570.1
Total long-term liabilities	734.5	1,143.1

Total shareholders’ equity	247.3	1,122.5
Total	$1,189.5	$2,544.3

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In millions) (Unaudited)

	Six Months Ended
	June 30,
	2012	2011

Cash Flows Provided by Operating Activities From Continuing Operations	$25.4	$26.1

Cash Flows from Investing Activities from Continuing Operations:
Capital expenditures	(17.5)	(27.9)
Proceeds from disposal of property and other assets	0.5	0.9
Deposits into Capital Construction Fund	(2.2)	(2.2)
Withdrawals from Capital Construction Fund	2.2	2.2
Contribution from A&B	26.7	16.3
Net cash provided by (used in) investing activities from continuing operations	9.7	(10.7)

Cash Flows from Financing Activities From Continuing Operations:
Proceeds from issuance of debt	185.1	115.8
Payments of debt	(5.7)	(109.7)
Proceeds from (payments on) line-of-credit agreements, net	(6.0)	—
Distribution upon Separation	(156.1)	—
Proceeds from issuance of capital stock	9.2	9.0
Dividends paid	(26.7)	(26.6)
Net cash (used in) financing activities from continuing operations	(0.2)	(11.5)

Cash Flows from Discontinued Operations:
Cash flows from operating activities of discontinued operations:	(24.3)	(8.5)
Cash flows from investing activities of discontinued operations:	(18.8)	(5.6)
Cash flows from financing activities of discontinued operations:	33.9	11.2
Net cash flows from discontinued operations	(9.2)	(2.9)

Net Increase (Decrease) in Cash and Cash Equivalents	25.7	1.0

Cash and cash equivalents, beginning of period	9.8	14.0
Cash and cash equivalents, end of period	$35.5	$15.0

Other Cash Flow Information:
Interest paid	$4.3	$3.9
Income taxes paid	$14.1	$0.2

Other Non-cash Information:
Depreciation and amortization expense	$37.2	$34.8